BRIGHTHOUSE LIFE INSURANCE COMPANY

Annuity Service Office: P.O. Box 4301, Clinton, IA 52733-4301

1-800-882-1292

www.brighthousefinancial.com

Brighthouse Life Insurance Company (referred to as the “Company”, “we”, “us”, and “our”) will make Annuity Payments as described in this Contract beginning on the Annuity Date. This is a legal contract between the Owner and the Company.

FREE LOOK PROVISION - RIGHT TO CANCEL

This Contract may be returned for any reason within XX days after you receive it by mailing or delivering the Contract either to us at the Annuity Service Office or to the representative through whom it was purchased. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will promptly refund your Account Value as of the Business Day we receive your Contract. Your Account Value may be more or less than your Purchase Payment.

Signed for the Company.

Secretary	President

INDIVIDUAL SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

This Contract contains Shield Options and a Fixed Account. The initial interest rate for the Fixed Account is guaranteed for one year.

NON-PARTICIPATING

READ YOUR CONTRACT CAREFULLY.

VALUES AND DETERMINATION OF ANNUITY PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE VALUE OF THE SHIELD OPTION(S), ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

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CONTRACT SCHEDULE

To contact the insurance department in the state in which this Contract is issued, you may call: (555) 555-5555

OWNER: John Doe	SEX: M	AGE AT ISSUE: 55
JOINT OWNER: Jane Doe	SEX: F	AGE AT ISSUE: 55
ANNUITANT: John Doe	SEX: M	AGE AT ISSUE: 55
CONTRACT NUMBER: 12345678	ISSUE DATE: MONTH DAY, YEAR
PLAN TYPE: 408 Traditional IRA	MATURITY DATE: MONTH DAY, YEAR

PURCHASE PAYMENT: $100,000

SEPARATE ACCOUNT: Brighthouse Separate Account SA

PURCHASE PAYMENT ALLOCATION:

Shield Option(s)	Initial Investment Amount

1-Year Shield XX S&P 500® Cap Rate	$20,000.00

1-Year Shield XX Russell 2000® Step Rate	$20,000.00

1-Year Shield XX MSCI EAFE® Edge Rate	$10,000.00

Fixed Account Term	Initial Fixed Account Value

1 Year	$50,000.00

BENEFICIARY: As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.

ELIGIBILITY DATE FOR WAIVER OF WITHDRAWAL CHARGE FOR TERMINAL ILLNESS RIDER: MONTH DAY, YEAR

ELIGIBILITY DATE FOR WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME OR HOSPITAL CONFINEMENT RIDER: MONTH DAY, YEAR

MINIMUM ALLOCATION: $500.00

GUARANTEED MINIMUM HOLDING ACCOUNT INTEREST RATE: X.XX%

TRANSFER PERIOD: After the first Contract Anniversary, the 5 Calendar Days following a Term Start Date for each applicable Shield Option and/or the start of an Interest Rate Term for the Fixed Account. During the Transfer Period following a Term End Date, the Interim Value for each applicable Shield Option equals the Investment Amount.

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first Contract Year, you may withdraw a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to XX% of the Account Value as of the prior Contract Anniversary less the total amount withdrawn, as described in the Withdrawal Provisions, from the Account Value in the current Contract Year. The Free Withdrawal Amount is non-cumulative and is not carried over to other Contract Years.

WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn from the Account Value in a Contract Year in excess of the Free Withdrawal Amount. The Withdrawal Charge is calculated at the time of each withdrawal using the appropriate withdrawal charge percentage from the following schedule:

Withdrawal Charge Period	Number of Complete Contract Years From Issue Date

6 Years	0	1	2	3	4	5	6 or more
	7%	7%	6%	5%	4%	3%	0%

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In addition to any waiver of Withdrawal Charges set forth in the Contract or rider(s), no Withdrawal Charge will be deducted in the event of:

1.	Maturity of the Contract.
2.	Payment of the Death Benefit Amount.
3.	Application of any portion of your Account Value to an Annuity Option.
4.

Minimum distribution requirements that apply to this annuity under the Code. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other account values. This exception does not apply to non-qualified or Roth IRA annuities.

5.	Refunds of Purchase Payments that exceed the required limits.
6.	A proper “re-characterization” as permitted under the Code of your Company traditional IRA deferred annuity or Company Roth IRA deferred annuity.
7.	A transfer of your Account Value to another Company or Company affiliate annuity provided that we agree in writing that none will apply.
8.	The Annual Contract Fee.

Minimum Withdrawal: $500.00 or $100.00 for automated withdrawal programs

Minimum Account Value which must remain in the Contract after a withdrawal: $2,000.00

ANNUITY OPTION INFORMATION:

1.

The Maturity Date is the Contract Anniversary after the oldest Owner’s 90th birthday or 10 years from the Contract Issue Date, whichever is later. You may change your Maturity Date to a later date if we agree.

2.	The Annuity Date may not be later than the Maturity Date and must not be less than 13 months from the Issue Date.
3.	For Annuity Payments, the Fixed Annuity Tables are based on the 2012 Individual Annuity Mortality Basic Table, using Mortality Improvement Projection Scale G2, with interest at X.XX%.

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

Cap Rate Shield Option Rider

Step Rate Shield Option Rider

Step Rate Edge Shield Option Rider

Fixed Account Rider

Return of Premium Death Benefit Rider

Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider

Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider

Waiver of Withdrawal Charge for Terminal Illness Rider

Individual Retirement Annuity Qualification Rider

Roth Individual Retirement (“ROTH IRA”) Endorsement

Individual Non-Qualified Annuity Endorsement

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DEFINITIONS

Account Value

The total value of the Shield Option(s) and the value of any other Allocation Option(s) during the Accumulation Period. Also referred to as “Contract Value.”

Accumulation Period

The period prior to the Annuity Date.

Allocation Option(s)

Shield Option(s), and any other account(s) and/or option(s) included by rider, that we make available to which the Account Value may be allocated.

Annuity Payments

A series of payments made by us during an Annuity Period, which we guarantee as to the dollar amount.

Annuity Period

A period starting on the Annuity Date during which Annuity Payments are payable.

Annuity Service Office

The office specified on the first page of this Contract to which Notices and requests must be sent, or as otherwise changed by notice from us.

Annuitant

The natural person specified on the Contract Schedule on whose life Annuity Payments are based. Any reference to Annuitant shall also include any Joint Annuitant under an Annuity Option.

Annuity Date

The date on which you choose to begin receiving Annuity Payments. If we agree, you may change the Annuity Date subject to the requirements specified under the Annuity Option Information section on the Contract Schedule. If you do not choose an Annuity Date, the Annuity Date will be the Maturity Date specified on the Contract Schedule.

Attained Age

The age of any Owner, Beneficiary or Annuitant on their last birthday.

Beneficiary

The person(s) or entity(ies) you name to receive a death benefit payable under this Contract upon the death of the Owner or a Joint Owner, or in certain circumstances as specified in the Death Benefit Provisions section, the Annuitant.

Business Day

Each day the New York Stock Exchange is open for business. For purposes of receipt of Notice for administrative requests and transactions, a Business Day ends at the earlier of 4:00PM Eastern Time or when the New York Stock Exchange closes.

Code

The Internal Revenue Code of 1986, as amended.

Company

Brighthouse Life Insurance Company.

Contract Anniversary

An anniversary of the Issue Date of this Contract.

Contract Year

A one-year period starting on the Issue Date and on each Contract Anniversary thereafter.

Holding Account

The Holding Account is part of our General Account and is credited interest daily at an effective annual rate not less than the Guaranteed Minimum Holding Account Interest Rate shown on the Contract Schedule. The Holding Account is not an Allocation Option that you can allocate your Purchase Payment or Account Value into. The Holding Account is limited to Account Value transfers as defined in the Addition or Discontinuance of a Shield Option or available by any applicable rider. The Company reserves the right to change the Holding Account Interest Rate, but it can never be lower than the Guaranteed Minimum Holding Account Interest Rate shown on the Contract Schedule. Any amounts transferred by us into the Holding Account will be transferred to Shield Option(s) and/or any other Allocation Options included by rider as directed by you on the next Contract Anniversary. Any amounts in the Holding Account will be included in your Account Value.

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Shield Option(s)

Shield Options are index-linked Allocation Options offered under this Contract. All Shield Options available on the Issue Date are included by rider.

Issue Date

The date this Contract was issued. The Issue Date is specified on the Contract Schedule.

Joint Owner

If there is more than one Owner, each Owner shall be a Joint Owner of the Contract.

Notice

Any form of communication that provides information we need, either in writing or in another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Office and received in good order. To be effective for a Business Day, a Notice must be received in good order prior to the end of that Business Day. If a Notice is received after the end of the Business Day, it will be effective the following Business Day.

Owner

The person(s) or entity designated as such on the Issue Date and entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner shall mean Joint Owners. (Referred to as “you” or “your.”)

Purchase Payment

The amount paid to us under this Contract as consideration for the benefits it provides. The Purchase Payment is due on the Issue Date and is payable to us at our Annuity Service Office.

Separate Account

A segregated asset account of the Company. Amounts in the Shield Options are held in the Separate Account shown on the Contract Schedule. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account. You do not share in the investment performance of assets allocated to the Separate Account. All investment income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are borne by the Company. The obligations under this Contract are independent of the investment performance of the Separate Account and are the obligations of the Company. We will maintain in the Separate Account assets with an aggregate value at least equal to the Contract reserves. If the aggregate value of such assets should fall below such amount, the Company will transfer assets into the Separate Account so that the value of the Separate Account’s assets is at least equal to such amount. Assets supporting reserves for annuity benefits under such contracts, in the course of payment, shall not be maintained in the Separate Account.

Term End Date

The last day of a Term for a Shield Option. This is the day any applicable Performance Rate will be credited to a Shield Option.

Term Start Date

The first day of a Term for a Shield Option.

Withdrawal Charge Period

The period of time that withdrawal charges may be assessed as shown on the Contract Schedule.

GENERAL PROVISIONS

The Contract

The Contract consists of this Contract and any attached riders or endorsements. We may require this Contract to be returned to us prior to the payment of any benefit. It is important to review any riders or endorsements. In case of a conflict with any provision of this Contract, the provisions of the rider or endorsement will control.

Notwithstanding any provision of this Contract to the contrary, this Contract will be construed and administered in accordance with applicable sections of the Code. To preserve this Contract’s status as an annuity and comply with applicable sections of the Code and applicable Treasury Regulations, we may, if necessary, amend this Contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authority.

Incontestability

We will not contest the validity of this Contract at any time following the Issue Date, except in the instance of fraud in the procurement of the Contract, when permitted by applicable law in the state where the Contract is delivered or issued for delivery.

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Non-Participating

This Contract will not share in any distribution by us of Company dividends.

Misstatement of Age or Sex

We may require proof of the age or sex of the Annuitant, Owner and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant’s, Owner’s, or Beneficiary’s life. If the age or sex of the Annuitant, Owner or Beneficiary has been misstated, the amount payable will be the amount that the Account Value would have provided at the correct age and sex.

Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment or in any other manner agreed to by us. Any overpayments will be deducted first from future Annuity Payments. No interest will be credited nor charged in the event of an underpayment or overpayment.

Protection of Proceeds

The Contract and payments under it will be exempt from the claims of creditors to the extent permitted by law.

Reports

At least once each calendar year we will furnish you with a report showing the Account Value and any other information that may be required by law. We will send you confirmation of certain transactions. You will have 60 days from the date you receive your report or confirmation to inform us of any errors in the report or confirmation, otherwise the report or confirmation will be deemed to be final and correct.

Premium and Other Taxes

Any taxes paid by us to any governmental entity relating to this Contract will be deducted from the Purchase Payment or Account Value when incurred. We may determine when taxes relate to the Contract, including when they have resulted from receipt by us of the Purchase Payment or commencement of Annuity Payments. We may pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

Evidence of Survival

We may require proof that any person(s) on whose life Annuity Payments are based is alive. We may discontinue Annuity Payments until satisfactory proof is received.

Modification of Contract

Only the President, a Vice President, or the Secretary of the Company has authority to agree on our behalf to any alteration of the Contract or to any waiver of our rights or requirements. The change or waiver must be in writing. We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency or unless we may change the terms as otherwise provided in this Contract.

Deferral of Payments

After receipt of a Notice of withdrawal from you, we may defer payment for a withdrawal for the period permitted by law but not for more than six (6) months.

Suspension of Payments or Transfers

We may be required to suspend or delay the payment of death benefits, the calculation of Annuity Payments, withdrawals, and transfers when we cannot obtain an Index Value under the following circumstances:

●	the New York Stock Exchange is closed (other than customary weekend and holiday closings);
●	trading on the New York Stock Exchange is restricted;
●	an emergency exists such that we cannot value Investment Amounts; or
●	during any other period when a regulator by order, so permits.

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

Owner

You, as the Owner, may change the Owner(s) of this Contract at any time after the Issue Date by sending Notice to us. The change of Owner will become effective as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this Notice. A change of Owner request may be refused in a non-discriminatory manner in order to comply with any applicable laws, rules or regulations in effect at the time of the request. A change of Owner will automatically revoke any prior designation of Owner.

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Joint Owner

A Contract may be owned by Joint Owners, limited to natural persons. Unless otherwise indicated in a Notice to us, either Joint Owner can exercise all rights under the Contract. Upon the death of either Owner and unless otherwise indicated in a Notice to us:

1)	the surviving Joint Owner will be deemed to be the primary Beneficiary, and

2)	any other Beneficiary designated will be treated as a contingent Beneficiary.

Annuitant

The Annuitant is the person designated by you as of the Issue Date, unless changed prior to an Annuity Date. Unless the Contract is owned by a non-natural person, you may change the Annuitant at any time prior to an Annuity Date. Any change of Annuitant is subject to our underwriting rules in effect at the time of the request.

Assignment

You may request to assign your rights under this Contract by providing Notice. Any request to assign or transfer rights under your Contract is subject to our consent and approval. We may refuse to consent to assignments at any time on a non-discriminatory basis. We will not consent if the assignment would violate or result in non-compliance with any applicable state or federal law or regulation. If your Contract is assigned absolutely, we will treat it as a change of ownership and all interests and rights will be transferred. We are not bound by any assignment unless we receive Notice. We are not responsible for the validity or tax consequences of any assignment. The change will become effective as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this Notice. You may not assign your rights under this Contract after the Annuity Date.

BENEFICIARY PROVISIONS

Beneficiary

The Beneficiary is the person(s) or entity(ies) named by you. If Joint Owners have been designated, the surviving Joint Owner will be treated as the primary Beneficiary and any other Beneficiary designation will be treated as a contingent Beneficiary unless you inform us otherwise by Notice. In other words, primary Beneficiaries you name are contingent Beneficiaries as the surviving Joint Owner is treated as the primary Beneficiary unless a change of Beneficiary is made by the surviving Joint Owner. If no change of Beneficiary is made by the surviving Joint Owner upon the death of such Joint Owner the death benefit will be paid to the Joint Owner’s estate, not the primary Beneficiaries named.

Unless you provide otherwise, the death benefit will be paid to or in equal shares as follows:

1)	to the primary Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then
2)	to the contingent Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then
3)	to your estate (or to the Owner if the Owner is a non-natural person).

Change of Beneficiary

Subject to the rights of any irrevocable Beneficiary, you may change the primary Beneficiary or contingent Beneficiary. A request to change the Beneficiary(ies) of this Contract may be refused in order to comply with any applicable laws, rules or regulations. A change may be made by filing a Notice with us. The change will take effect as of the date the Notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this Notice.

ACCOUNT VALUE PROVISIONS

The Account Value is the total value of the Shield Option(s) and any other Allocation Option(s) during the Accumulation Period.

We will deduct Withdrawal Charges and any other charges and fees from your Account Value as described on the Contract Schedule or any applicable riders or endorsements.

SHIELD OPTION PROVISIONS

On the Issue Date, you may allocate your Purchase Payment to one or more of the available Allocation Options. After the Issue Date, you may transfer your Account Value to one or more of the available Allocation Options, subject to the renewal and transfer requirements of the option(s).

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Shield Option(s)

Shield Options are index-linked Allocation Options offered under this Contract. All Shield Options available on the Issue Date are included by rider.

The value of each Shield Option is as follows:

●	On the Term Start Date, equals the Investment Amount.
●	On the Term End Date, equals the Investment Amount adjusted by the Performance Rate.
●	On any other day in the Term, the Interim Value is calculated in accordance with the applicable Shield Option rider.

Investment Amount

The Investment Amount for each Shield Option is the amount that is allocated to the Shield Option on the Term Start Date. The Performance Rate is applied to the Investment Amount on the Term End Date. The Investment Amount will be reduced for any withdrawal by the same percentage that the withdrawal reduces the Interim Value attributable to that Shield Option.

Term

The length of time applicable to a Shield Option. A Term begins on the Term Start Date and ends on the Term End Date. The initial Term(s) begin on the Issue Date. A Term ends and a subsequent Term begins, on the Contract Anniversary coinciding with the duration of the then-current Term for that Shield Option. The total number of days in each calendar year of a Term is 365.

Index

The Index associated with a Shield Option.

Performance Rate

The rate credited at the Term End Date. The Performance Rate is the Index Performance adjusted in accordance with the applicable Shield Option rider. The Performance Rate may be positive, negative, or zero.

Index Performance

Index Performance is the percentage change in an Index Value measured from the Term Start Date to any day within the Term, including the Term End Date. Index Performance can be positive, negative, or zero.

Index Value

The Index Value of an Index, on a Business Day, is the published closing value of the Index on that Business Day. We will use consistent sources to obtain Index Values. If these sources are no longer available for specific indices, we will select an alternative published source(s) for these Index Values. The Index Value on any day that is not a Business Day is the value as of the prior Business Day. If an Index Value is not published on a Business Day, the closing Index Value on the next Business Day in which the Index Value is published will be used.

Interim Value

The Interim Value for each Shield Option is the value calculated on any Business Day other than the Term Start Date and the Term End Date, as described on each Shield Option rider. The Interim Value is the amount that is available for withdrawals, the death benefit during the Accumulation Period, and/or annuitization after the Term Start Date and prior to the Term End Date.

Shield Option Renewals and Transfers

On the Term End Date, the Investment Amount adjusted by any Performance Rate will automatically renew into the same Shield Option, unless you elect to transfer into a different Allocation Option, or any account/option added by rider during the Transfer Period. The effective date of a transfer is the Term Start Date on which the transfer is made.

Addition or Discontinuance of a Shield Option

We can add or remove any Shield Option but will always make available at least one Shield Option. When a change is made to a Shield Option, we will send notification to you which will describe the changes to the Shield Option as required by law. This change will take effect as of the next Contract Anniversary for any allowable transfers into the Shield Option(s). If you are currently allocated in a Shield Option that is no longer available, you will remain in that Shield Option until the Term End Date, but that Shield Option will not be available thereafter. If the current Shield Option is not available for incoming transfers, we will notify you and these amounts will automatically transfer into the Holding Account, unless otherwise directed by you.

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WITHDRAWAL PROVISIONS

Prior to the Annuity Date, you may request a full or a partial withdrawal by providing Notice to us, and we will withdraw that amount proportionally from the current Allocation Options, unless otherwise specified by you (“the amount withdrawn”). A withdrawal from a Shield Option will result in a reduction to each Shield Option in the ratio that each Shield Option bears to the total Account Value, as determined under the Account Value Provisions.

Any amount withdrawn from a Shield Option will reduce the Investment Amount by the percentage reduction in the Interim Value of such Shield Option.

The total amount withdrawn from the Account Value must not be less than the Minimum Withdrawal amount specified on the Contract Schedule. If the withdrawal would result in the remaining Account Value being less than the Minimum Account Value which must remain in the Contract after a withdrawal specified on the Contract Schedule, we will treat the Withdrawal request as a request for a full withdrawal and terminate the Contract.

The net amount payable to you upon withdrawal is equal to:

1)	the amount withdrawn from the Account Value, less
2)	the Withdrawal Charge, if any, or any other applicable charges, as specified on the Contract Schedule, less
3)	rider or endorsement charges and fees, if any.

Net partial withdrawals may result in a higher withdrawal charge than a gross partial withdrawal, since the withdrawal charge is based on a larger withdrawal amount from the Account Value.

The amount payable to you will be a net amount equal to the amount withdrawn adjusted for any applicable Withdrawal Charge and any other fees shown on the Contract Schedule, Premium and Other Taxes, and any other rider and endorsement fees.

DEATH BENEFIT PROVISIONS

Death of Owner During the Accumulation Period

During the Accumulation Period, the death benefit will be paid to your Beneficiary(ies) upon your death or the first death of a Joint Owner. If the Contract is owned by a non-natural person, the Annuitant will be deemed the Owner for purposes of determining the death benefit.

Death of Annuitant During the Accumulation Period

Upon the death of the Annuitant, who is not the Owner or Joint Owner, during the Accumulation Period, unless the Owner (subject to our underwriting rules in effect at the time) chooses a new Annuitant, the Owner (or oldest Joint Owner) automatically becomes the new Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner.

Death Benefit Amount During the Accumulation Period

The Death Benefit Amount is the Account Value. The Death Benefit Amount is determined as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method. The Death Benefit Amount will remain in the current Allocation Options until payment begins. From the time the Death Benefit Amount is determined until complete distribution is made, any Death Benefit Amount(s) allocated to a Shield Option may increase or decrease, and this risk is borne by the Beneficiary(ies).

Death Benefit Options During the Accumulation Period

A Beneficiary must elect the death benefit to be paid under one of the options below (unless the Owner has previously chosen an option) in the event of the death of an Owner. Subject to the requirements of the Code and applicable regulations, the entire Death Benefit Amount must be distributed: (a) as a lump sum payment within five years of the date of death of the decedent; or (b) as to any Beneficiary, over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, with such distributions beginning within one year of the date of death. With the exception of a Spousal Continuation or Beneficiary Continuation, as described below, we will pay the Death Benefit Amount under (a) above, unless we receive a different election.

Spousal Continuation

If the Owner dies during the Accumulation Period and the sole primary Beneficiary is the Owner’s spouse, the spouse may choose to continue the Contract in their own name and exercise all the Owner’s rights under the Contract. If the Owner’s spouse continues the Contract, the Death Benefit Amount will not be paid. They will instead continue the Contract at the current Account Value on the date we determine the Death Benefit Amount. The Death Benefit Amount under the continued Contract payable upon the continuing spouse’s death will be computed as described above in the Death Benefit Amount section.

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Beneficiary Continuation

A Beneficiary who is not a spouse and who is not a non-natural person can choose to continue the Contract until the fifth anniversary of the Owner’s death. The Contract can be continued by a Beneficiary only if his or her share of the death benefit is at least equal to the Contract Minimum specified on the Contract Schedule. If the Beneficiary continues the Contract under this provision his or her share will not be paid. It will instead be continued in the Contract on the date we determine the Death Benefit Amount. Such Beneficiary will have the right to make partial and full withdrawals of his/her share of the Contract, not subject to Withdrawal Charges. Such Beneficiary will also have the right to make transfers at the end of a Term as described on the Contract Schedule.

During the continuation period the Beneficiary can choose to receive his/her share of this Contract in a single lump sum payment or, in certain circumstances, may apply it to an Annuity Option or other option acceptable to us that is payable for a term no longer than the life expectancy of the Beneficiary starting within one year after the death of the Owner.

On the fifth anniversary of the Owner’s death, any Beneficiary will be paid his/her share of the Account Value that has not been applied to an Annuity Option or other settlement option permissible under the Code, in a single lump sum payment and this Contract will terminate.

Death of Owner During the Annuity Period

If an Owner who is not the Annuitant dies during the Annuity Period, any remaining payments under the Annuity Option will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s death. Upon the death of the Owner, the Beneficiary becomes entitled to exercise the rights of the Owner.

If an Owner who is the Annuitant dies, any remaining payments will be as specified in the Annuity Option chosen and will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s death.

Death of Annuitant During the Annuity Period

Any remaining payments will be as specified in the Annuity Option chosen and will continue at least as rapidly as under the method of distribution in effect at the time of the Annuitant’s death.

Payment Of Death Benefit

We will require Notice of both due proof of death and an acceptable election for the payment method before any death benefit is paid. Our obligations are subject to all payments made and actions taken by us before our receipt of Notice of due proof of death. Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

ANNUITY PROVISIONS

Election of Annuity Option

The Annuity Option is chosen by you or your Beneficiary in a form satisfactory to us. We will automatically send you information about Annuity Options before your Annuity Date. If you do not choose an Annuity Option, make a full withdrawal, or ask us to continue the Contract by the Annuity Date, we will automatically pay you under Option 1- Life Annuity with Ten (10) Years of Annuity Payments Guaranteed. You may make, change, or revoke your Annuity Option choice before the death benefit becomes payable or the Annuity Date, whichever occurs first.

Annuity Options

You may choose to receive Annuity Payments monthly, quarterly, semi-annually, or annually. The following Annuity Options, or any other options acceptable to you and us, may be chosen:

Option 1 - Life Annuity with Ten (10) Years of Annuity Payments Guaranteed

Annuity Payments that continue as long as the Annuitant is living but are guaranteed to be paid for ten (10) years.

Option 2 - Joint and Last Survivor Annuity with Ten (10) Years of Annuity Payments Guaranteed

Annuity Payments that continue as long as either of the two Annuitants is living but are guaranteed to be paid for ten (10) years.

Annuity Payments

Annuity Payments are based on the Annuity Option chosen, the amount applied to the Annuity Option, the Annuitant’s Attained Age and sex, and the appropriate Fixed Annuity Table as specified on the Contract Schedule. These payments will be reduced by any applicable charges and fees as specified on the Contract Schedule.

If, as of the Annuity Date, the then current Annuity rates applicable to this class of contracts provide an Annuity Payment greater than the one guaranteed under this Contract for the same Annuity Option, the greater payment will be made.

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Amount of Annuity Payments

If the amount of the Account Value to be applied under an Annuity Option is less than $5,000, we may make one lump sum payment equal to the then current Account Value in lieu of Annuity Payments. If the amount of the Annuity Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but with a frequency of no less than annually.

Basis of Payments

The Fixed Annuity Tables are based on the tables defined under the Annuity Option Information section specified on the Contract Schedule. The amount of each Annuity Payment is guaranteed by us. The Fixed Annuity Tables are available upon request.

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INDIVIDUAL SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

NON-PARTICIPATING

BRIGHTHOUSE LIFE INSURANCE COMPANY

P.O. Box 4301

Clinton, IA 52733-4301